PROSPECTUS and                  PRICING SUPPLEMENT NO. 1
PROSPECTUS SUPPLEMENT, each     effective at 1:00 PM ET
Dated 14 October 2005           Dated 20 October 2005
CUSIP: 24422EPX1                Commission File No.: 333-128071
                                Filed pursuant to Rule 424(b)(3)

                       U.S. $8,520,850,000
                 JOHN DEERE CAPITAL CORPORATION

                  MEDIUM-TERM NOTES, SERIES D
      due from 9 Months to 30 Years from Date of Issue

The Medium-Term Notes offered hereby will be Fixed
Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus
Supplement and will be denominated in U.S. Dollars.



Principal Amount:                 $250,000,000

Issue Price:                      99.744% plus accrued
                                  interest from October 25,
                                  2005 if settlement occurs
                                  after that date

Date of Issue:                    October 25, 2005

Maturity Date:                    October 15, 2010

Interest Payment Dates:           April and October 15 of
                                  each year commencing
                                  on April 15, 2006 and
                                  ending at Maturity

Interest Rate:                    4.875% PER ANNUM

Redemption Provisions:            None

Plan of Distribution:                             Principal Amt
                                  Name              Of Notes
                                 J.P. Morgan      $ 87,500,000
                                  Securities Inc.
                                 Citigroup Global $ 87,500,000
                                  Markets Inc.
                                 BNP Paribas      $ 12,500,000
                                  Securities Corp.
                                 HSBC Securities  $ 12,500,000
                                  (USA) Inc.
                                 Loop Capital     $ 12,500,000
                                  Markets, LLC
                                 RBC Capital      $ 12,500,000
                                  Markets Corporation
                                 TD Securities    $ 12,500,000
                                  (USA) LLC
                                 Wachovia Capital $ 12,500,000
                                  Markets, LLC
                                 Total            $250,000,000

                                  The above Agents have
                                  severally agreed to purchase
                                  the respective principal
                                  amount of Notes opposite their
                                  names as principal
                                  at a price of 99.364%


J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
Loop Capital Markets, LLC
RBC Capital Markets Corporation
TD Securities (USA) LLC
Wachovia Capital Markets, LLC

J.P. Morgan Securities Inc. and
Citigroup Global Markets Inc. are
acting as Joint Book-Running
Managers.